Exhibit 99.3

This Exhibit 99.3 presents historical data for DelStar, Inc. (or "DelStar") relating solely to periods prior to the completion of the Acquisition on December 12, 2013, is provided as supplemental summary information only, and does not purport to be a complete presentation of the financial or operational results of DelStar for the periods indicated. The following information has been derived from the books and records of DelStar, is presented on an unaudited basis, and is not intended to be an indicator of future results of DelStar or results of the combined Company. The supplemental information furnished in this Exhibit 99.3 should be read in conjunction with DelStar's most recent audited consolidated financial statements attached in Exhibit 99.1

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DELSTAR, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL FINANCIAL INFORMATION
As of June 30, 2013

DelStar, Inc.
June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$2,383,047
Accounts receivable, net	19,950,814
Other receivables	139,983
Inventories	15,329,497
Prepaid expenses and other current assets	546,030
Deferred income taxes	1,223,496
Total current assets	39,572,867

Property, plant and equipment, net	28,526,576
Goodwill	52,170,455
Intangible assets, net	7,342,062
Deferred financing costs, net	335,780
Other assets	1,409,351
Total assets	$129,357,091

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$4,650,000
Accounts payable	5,982,081
Accrued expenses	4,266,328
Income taxes payable	867,796
Total current liabilities	15,766,205

Long-term debt, less current portion	31,060,740
Deferred income taxes	9,501,614
Derivative financial instruments	161,038
Warrant obligation	45,787,500
Other long-term obligations	1,499,935
Total liabilities	$103,777,033

Shareholders’ equity:
Series A Redeemable Payment-In-Kind Preferred Stock $.001 par value; authorized 2,300 shares; issued and outstanding 2,075 shares (liquidation value of $3,892,572)	2
Series B Redeemable Payment-In-Kind Preferred Stock, $.001 par value; authorized 46,000 shares; issued and outstanding 45,650 shares (liquidation value of $82,687,061)	46
Series C Convertible Preferred Stock, $.001 par value; authorized 50,800 shares; issued and outstanding 50,722 shares (liquidation value of $6,958,263)	51
Common stock, $0.001 par value; authorized 250,000 shares; issued and outstanding 10,288 shares	10
Additional paid-in capital	39,213,078
Retained earnings (Accumulated Deficit)	(14,492,973)
Accumulated other comprehensive income	859,844
Total Shareholders' Equity	25,580,058
Total Liabilities and Shareholders' Equity	$129,357,091

DELSTAR, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL FINANCIAL INFORMATION
For the nine months ended June 30, 2013

DelStar, Inc
Nine Months Ended
June 30, 2013

Net sales	$86,145,106
Cost of goods sold	61,834,824
Gross profit	24,310,282

Operating expenses:
Selling and marketing	3,639,159
General and administrative	8,984,086
Research and development	882,935
Income from operations	10,804,102

Other income (expense):
Gain on interest rate swap agreements	140,979
Change in fair value of warrants	(39,637,500)
Interest expense, net	(1,447,485)
Income before income taxes	(30,139,904)

Provision for income taxes	3,768,772
Net income	$(33,908,676)